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                                                      OMB APPROVAL
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------                                            OMB NUMBER: 3235-0362
FORM 5                                         EXPIRES:  SEPTEMBER 30, 1998
------                                          ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE .... 1.0
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/ / FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
 Derganc      Christopher         S.              Advanta Corp. (ADVNA/ADVNB)                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 Welsh & McKean Roads                             Person (Voluntary)          12/1997           ----        title ---       below)
-------------------------------------------       ###-##-####                                               below)
                 (Street)                                                                       Senior Vice President,
                                                                                                Corporate Administration
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                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original          (Check applicable line)
                                                                             (Month/Year)         X  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
 Spring House     PA          19477-0844                                                         ----  Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 Class B Common Stock                                                                        18,917              D
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 Class B Common Stock                                                                         2,018              D     Company's
                                                                                                                       401(k) Plan
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                                                                                                                              (Over)

*If the form is filed by more than one reporting person,                       (Print or Type Responses)             SEC 2270 (7-96)
 see Instruction 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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 Option (Right to Buy)        25,875     1/22/1997      A      16,000           (1)    1/21/07   Class B    16,000
                                                                                                 Common Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                 16,000                      D
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Explanation of Responses:
1. Options becomes exercisable in increments of 25% on each of 1/22/98, 1/22/99,
1/22/00 and 1/22/01.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.             [sig]                  2/13/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                    Attorney-in-Fact
                                                                                               (Power of Attorney-in-Fact

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7/96)

Potential persons who are to respond to the collection of information contained in this from are not required to respond unless the form displays a currently valid OMB Number.
